As filed with the Securities and Exchange Commission on July 10, 2008.

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MANHATTAN BANCORP

(Exact Name of Registrant as Specified in its Charter)

California	20-5344927
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2141 Rosecrans Avenue

Suite 1160

El Segundo, California 90245

(310) 606-8000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

2007 STOCK OPTION PLAN

(Full Title of the Plan)

Jeffrey M. Watson

President and Chief Executive Officer

Manhattan Bancorp

2141 Rosecrans Avenue

Suite 1160

El Segundo, California 90245

(310) 606-8000

(Name, Address, including Zip Code, and Telephone Number,
including Area Code, of Agent for Service)

With a copy to:

Madge Beletsky, Esq.
King, Holmes, Paterno & Berliner, LLP
1900 Avenue of the Stars
25th Floor

Los Angeles, California 90067
(310) 282-8911; (310) 282-8903 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 125.2 of the Exchange Act (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock	732,789	$10.00	$7,327,890	$287.99

(1) Based solely on the number of shares of common stock, without par value per share, of Manhattan Bancorp (the “Registrant”) reserved for issuance upon exercise of options granted or to be granted pursuant to the 2007 Stock Option Plan (the “Plan”).  In addition to such shares, this Registration Statement covers an undetermined number of shares of common stock of the Registrant that, by reason of certain events specified in the Plan, may become issuable upon exercise of options through the application of certain anti-dilution provisions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), pursuant to which a total of 732,789 shares of the Registrant’s common stock that may be acquired upon exercise of options granted or to be granted are deemed to be offered at $10.00  per share.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

Not required to be filed with the Securities and Exchange Commission.

Item 2.  Registrant Information and Employee Plan Annual Information

Not required to be filed with the Securities and Exchange Commission.

Note:  The documents containing the information specified in Part I of this Form S-8 Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1).  Such documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents and information heretofore filed with the Commission by the Registrant are incorporated by reference in this registration statement:

1.                                       The Registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2007.

2.                                       The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the end of the fiscal quarter ended March 31, 2008 and prior to the date of the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

The Registrant will provide without charge to each person to whom a Prospectus is delivered, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents).  Written requests should be directed to Dean Fletcher, Executive Vice President and Chief Financial Officer, Manhattan Bancorp, 2141 Rosecrans Avenue, Suite 1160, El Segundo, California 90245.  Telephone requests may be directed to (310) 606-8000.

Item 4.  Description of Securities

The Registrant is authorized to issue ten million (10,000,000) shares of common stock, without par value, and ten million (10,000,000) shares of preferred stock, without par value.  A description of the Registrant’s common stock is set forth below.

Voting Rights.  All voting rights are vested in the holders of the Registrant’s common stock.  The Registrant’s shareholders have cumulative voting rights for the election of directors.  This means that a shareholder has the right to vote the number of shares owned by him or her for as many candidates as there are directors to be elected, or to cumulate his or her shares and give one candidate as many votes as the number of directors multiplied by the number of shares owned shall equal, or to distribute them on the same principle among as many candidates as he or she deems appropriate.

Each share has the same rights, preferences and privileges as every other share.  Each shareholder is entitled to one vote per share on any issue requiring a vote at any meeting (except as described above in connection with the election of directors), and will be entitled to participate in any liquidation, dissolution, or winding up on the basis of his or her pro rata share holdings.

Dividends.  As a bank holding company that currently has no significant assets other than its equity interest in Bank of Manhattan, the Registrant’s ability to declare dividends will depend primarily upon dividends it receives from Bank of Manhattan.  The dividend practice of Bank of Manhattan, like the Registrant’s dividend practice, will depend upon its earnings, financial position, current and anticipated cash requirements and other factors deemed relevant by the Bank of Manhattan’s Board of Directors at the time.  Bank of Manhattan does not intend to pay any cash dividends in its early years of operations.

Bank of Manhattan’s ability to pay cash dividends to the Registrant is also subject to certain legal limitations.  No national bank may, pursuant to 12 U.S.C. Section 56, pay dividends from its capital; all dividends must be paid out of net profits then on hand, after deducting for expenses including losses and bad debts.  The payment of dividends out of net profits of a national bank is further limited by 12 U.S.C. Section 60(a) which prohibits a bank from declaring a dividend on its shares of common stock until the surplus fund equals the amount of capital stock, or if the surplus fund does not equal the amount of capital stock, until one-tenth of the bank’s net profits of the preceding half-year in the case of quarterly or semiannual dividends, or the preceding two consecutive half-year periods are transferred to the surplus fund before each dividend is declared.

Pursuant to 12 U.S.C. Section 60(b), the approval of the Comptroller of the Currency is required if the total of all dividends declared by Bank of Manhattan in any calendar year shall exceed the total of its net profits for that year combined with its net profits for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock.  The Comptroller has adopted guidelines, which set forth factors which are to be considered by a national bank in determining the payment of dividends.  A national bank, in assessing the payment of dividends, is to evaluate the bank’s capital position, its maintenance of an adequate allowance for loan and lease losses, and the need to review or develop a comprehensive capital plan, complete with financial projections, budgets and dividend guidelines.  Therefore, the payment of dividends by Bank of Manhattan is also governed by its ability to maintain minimum required capital levels and an adequate allowance for loan and lease losses.  Additionally, pursuant to 12 U.S.C. Section 1818(b), the Comptroller may prohibit the payment of any dividend which would constitute an unsafe and unsound banking practice.

The Registrant’s ability to pay dividends is also limited by state corporation law.  The California General Corporation Law prohibits the Registrant from paying dividends on its common stock unless: (i) its retained earnings, immediately prior to the dividend payment, equals or exceeds the amount of the dividend or (ii) immediately after giving effect to the dividend the sum of its assets (exclusive of goodwill and deferred charges) would be at least equal to 125% of its liabilities and the current assets of the Registrant would be at least equal to its current liabilities, or, if the average of its earnings before taxes on income and before interest expense of the two preceding fiscal years was less than the average of its interest expense of the two preceding fiscal years, at least equal to 125% of its current liabilities.

Shareholders are entitled to receive dividends only when and if declared by the Registrant’s Board of Directors.  The Registrant presently intends to follow a policy of retaining earnings, if any, for the purpose of increasing the net worth and reserves of the Registrant.  Accordingly, it is anticipated that no cash dividends will be declared in the foreseeable future, and no assurance can be given that the Registrant’s earnings will permit the payment of dividends of any kind in the future.  The future dividend policy of the Registrant will be subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, liquidity, and general business conditions.

Item 5.  Interest of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Item 24.  “Indemnification of Directors and Officers” of Part II of Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2 as filed with the Securities and Exchange Commission on April 19, 2007,  including all amendments or reports filed for the purpose of updating such information, is hereby incorporated by reference in this registration statement.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

Exhibit Number	Description

4.1	2007 Stock Option Plan

5	Opinion of King, Holmes, Paterno & Berliner

23.1	Consent of King, Holmes, Paterno & Berliner (included in Exhibit 5)

23.2	Consent of Hutchinson & Bloodgood, LLP

23.3	Consent of Vavrinek, Trine, Day & Co., LLP

24	Power of attorney for any subsequent amendments (located on the signature page of this Registration Statement)

Item 9.  Undertakings

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:  The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant:

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf the undersigned registrant; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)                                 the undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection which the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of El Segundo, State of California, on July 10, 2008.

MANHATTAN BANCORP

/s/ Jeffrey M. Watson
By:	Jeffrey M. Watson
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey M. Watson, Kyle A. Ransford, and Dean Fletcher, and each of them, as his attorney-in-fact, with full power of substitution in each, for him or her in any and all capacities, to sign any amendments to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey M. Watson	President, Chief Executive	July 10, 2008
Jeffrey M. Watson	Officer and Director

/s/ Dean Fletcher	Executive Vice President	July 10, 2008
Dean Fletcher	and Chief Financial Officer

/s/ Kyle A. Ransford	Chairman of the Board and Director	July 10, 2008
Kyle A. Ransford

/s/ Chris W. Caras, Jr.	Director	July 10, 2008
Chris W. Caras, Jr.

/s/ Harry W. Chenoweth	Director	July 10, 2008
Harry W. Chenoweth

Director
Patrick E. Greene

Director
Christopher J. Growney

/s/ Larry S. Murphy	Director	July 10, 2008
Larry S. Murphy

Director
Stephen P. Yost

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	2007 Stock Option Plan

5	Opinion of King, Holmes, Paterno & Berliner

23.1	Consent of King, Holmes, Paterno & Berliner (included in Exhibit 5)

23.2	Consent of Hutchinson & Bloodgood, LLP

23.3	Consent of Vavrinek, Trine, Day & Co., LLP

24	Power of attorney for any subsequent amendments (located on the signature page of this Registration Statement)